NANOBIOTIX société anonyme à conseil de surveillance et directoir Registered office: 60 rue Wattignies, 75012 Paris SIREN: 447 521 600 R.C.S. Paris (the "Issuer") Amendment Request To: HCR NANO SPV, LLC 300 Atlantic Street, Suite 600, Stamford, Connecticut 06901, United States of America as Subscriber Representative under the Subscription Agreement (as defined below) 05 November 2025 Re: Amendment requests with respect to certain clerical mistakes to the Subscription Agreement Dear Sirs, Reference is made to: a) the subscription agreement entered into on 30 October 2025 between the Issuer in such capacity, the Subscriber Representative is such capacity and the entities listed in Schedule 1 (The Original Subscribers) thereto as subscribers, governing the issue of the fifty thousand (50,000) French Law bonds (the "Bonds") to be made by the Issuer for an initial maximum nominal value of USD 2,500,000 as approved by the supervisory board (conseil de surveillance) on 13 October 2025 and the management board (directoire) of the Issuer on 29 October 2025 (the "Subscription Agreement"); and b) the terms and conditions of the Bonds attached as Schedule 5 (Terms and Conditions) to the Subscription Agreement (the "Terms and Conditions"). Capitalised terms used in this letter (the "Request Letter") shall have the meaning ascribed to them in the Subscription Agreement (including the Terms and Conditions). This Request Letter is sent to the Subscriber Representative on behalf of the Subscribers and shall be promptly forwarded to all the Subscribers. The definition of "Termination Date" of the Subscription Agreement and the definitions of Docusign Envelope ID: 8409374F-52C6-492B-B13A-CB496D8BAF7C

- 2 - "Acceleration Amount" and "Effective Maturity Date" of the Terms and Conditions contain certain clerical mistakes which this Requests Letter aim at revising. A. Requests We hereby request that the definition of "Termination Date" of the Subscription Agreement and the definitions of "Acceleration Amount" and "Effective Maturity Date" of the Terms and Conditions be amended as shown below (deletions are in red and stroked through and additions in blue and underlined) (collectively, the “Requests”): "Termination Date" means the “End Date” as such term is defined in Section 17.3(a)7.13(a) of the Support Agreement. "Acceleration Amount" means, for any outstanding Bond, an amount equal to the lesser of: (a) the aggregate of: (i) the amount described under paragraph (a) or Error! Reference source not found.(b) (as applicable) of the definition of Applicable Premium below which would be payable by the Issuer with respect to that Bond as if the date on which the Majority Bondholders exercise their rights under Clause 19.5 (Acceleration and enforcement) was the Final Maturity Date; and (ii) all amounts owing to the Finance Parties and arising under the indemnification provisions set out in the Finance Documents and/or the Support Agreement; and (b) the amount of the Receivables Placed in Trust at the time on which the Majority Bondholders exercise their rights under Clause 19.5 (Acceleration and enforcement), reduced by the Current Nominal Value as at such time. "Effective Maturity Date" means the first to occur of: (a) the date on which the aggregate payments made with respect to each then outstanding Bond from time to time since the Issuance Date and funded from the Receivables Placed in Trust or directly paid by the Issuer to the Bondholders, equals the Applicable Premium (as defined under paragraph Error! Reference source not found.(a) or Error! Reference source not found.(b) (as applicable) of the definition of Applicable Premium above); and (b) the Final Maturity Date. B. Effective Date Pursuant to Section 22.2(b)(ii)(B) of the Terms and Conditions and in accordance with Article L.213-6- 3.-V of the Code monétaire et financier, this Request Letter is a correction of clerical mistakes and may be effected with the sole prior consent of the Subscriber Representative and the Issuer. Docusign Envelope ID: 8409374F-52C6-492B-B13A-CB496D8BAF7C

- 3 - The Requests will be deemed effective at the date of countersignature of this Request Letter by the Subscriber Representative, acting in its capacity as agent of the Subscribers. C. Miscellaneous This Request Letter is a Finance Document under the Subscription Agreement (including the Terms and Conditions). This Request Letter and any non-contractual obligations arising out of or in connection with it are governed by French law. Clause 15 (Submission to Jurisdiction) of the Subscription Agreement is incorporated to this Request Letter. Kind regards, The Issuer NANOBIOTIX S.A _________________________________ By: Laurent Lévy, duly authorised Docusign Envelope ID: 8409374F-52C6-492B-B13A-CB496D8BAF7C

- 4 - We hereby acknowledge and agree to the Requests: The Subscriber Representative (acting on behalf of the Subscribers) HCR NANO SPV, LLC _________________________________ By: Clarke B. Futch, Chief Executive Officer Docusign Envelope ID: 8409374F-52C6-492B-B13A-CB496D8BAF7C